EXHIBIT 3.2
                                                                    -----------

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION


           Datawatch Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

           FIRST: That, at a meeting of the Board of Directors held on June 1, 2001 the Board of Directors of Datawatch Corporation (the "Corporation") duly and validly adopted the following resolutions:

RESOLVED:                 That a proposed amendment to the Restated Certificate
                          of Incorporation of the Corporation (the "Amendment"), effecting a change in Article FOURTH thereof so that said Article FOURTH shall be amended as set forth in Exhibit A hereto, is recommended to the stockholders for approval as being advisable in the best interests of the Corporation.

           SECOND: That the stockholders of the Corporation duly adopted such resolution at a Special Meeting of Stockholders held on July 23, 2001, in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

           THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of
                                 Section 242 of the General corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Datawatch Corporation, has caused this certificate to be executed by Robert Hagger, its President and Chief Executive Officer, and attested to by Alan R. MacDougall, its Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary, on this 23rd day of July, 2001.


                            DATAWATCH CORPORATION

                            By: /s/ Robert Hagger
                                ---------------------------------------------
                                Name:  Robert Hagger
                                Title:  President and Chief Executive Officer

ATTEST:


By:  /s/ Alan R. MacDougall
     -----------------------------------------------------------
     Name:  Alan R MacDougall
     Title:  Vice President of Finance, Chief Financial Officer,
              Treasurer and Assistant Secretary

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                                                                     Exhibit A
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           The first paragraph of Article FOURTH shall be deleted in its entirety and replaced with the following two paragraphs:

           Effective upon the filing of a Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"), each four and one-half (4.5) shares of Common Stock, $.01 par value per share (the "Old Common Stock"), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date shall automatically be combined into one (1) share of Common Stock, $.01 par value per share (the "New Common Stock"), of the Corporation without any further action by the holders of such shares of Old Common Stock (and any fractional shares resulting from such exchange will not be issued but will be rounded up and exchanged from one (1) whole share of New Common Stock). Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

           The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 21,000,000 shares, consisting of 20,000,000 shares of Common Stock with a par value of One Cent ($.01) per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock with a par value of One Cent ($.01) per share ( the "Preferred Stock").